UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PENNROCK FINANCIAL SERVICES CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING IS A LETTER DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT MAY 16, 2005 BY PENNROCK FINANCIAL SERVICES CORP.

To Our Shareholders.

The Board of Directors of PennRock Financial Services Corp. is pleased to announce an increase in your dividend of 1.8 cents per share, raising the dividend from 22 cents per share to 23.8 cents per share.

The dividend was declared on May 10, 2005 with a record date of May 24, 2005 payable on June 28, 2005.

The Board continues to be excited by the prospects for our impending affiliation with Community Banks, Inc.  After consultation with our future partners at Community, your Board has approved this increase in the dividend to show our optimism about the opportunities that we believe will result from the combination of our two fine franchises.

You should by now have received proxy materials relating to the special shareholder meeting to be held on May 31, 2005 for purposes of voting upon the proposed merger with Community.  If you have not already done so, I urge you to vote your shares in favor of the merger by returning your proxy card or by voting your shares by telephone or over the internet.

If you have any questions, please call Investor Relations at (717) 354-3503.

Very truly yours,

Glenn Weaver
President